UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 8)

PANGAEA LOGISTICS SOLUTIONS LTD.

(Name of Issuer)

Common Shares, par value $0.0001 per share

(Title of Class of Securities)

G6891L105

(CUSIP Number)

Paul Hong

Cartesian Capital Group, LLC

505 Fifth Avenue, 15th Floor

New York, NY 10017

(212) 461-6363

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

August 24, 2021

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G6891L105	Schedule 13D	Page 1 of 22

1	Names of Reporting Persons Pangaea One Acquisition Holdings XIV, LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) SC
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 56,818
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 56,818

11	Aggregate Amount Beneficially Owned by Each Reporting Person 56,818
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.1%
14	Type of Reporting Person PN

CUSIP No. G6891L105	Schedule 13D	Page 2 of 22

1	Names of Reporting Persons Pangaea One, L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) SC
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 56,818
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 56,818

11	Aggregate Amount Beneficially Owned by Each Reporting Person 56,818
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.1%
14	Type of Reporting Person PN

CUSIP No. G6891L105	Schedule 13D	Page 3 of 22

1	Names of Reporting Persons Imfinno, L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) SC
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 119,198
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 119,198

11	Aggregate Amount Beneficially Owned by Each Reporting Person 119,198
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.3%
14	Type of Reporting Person PN

CUSIP No. G6891L105	Schedule 13D	Page 4 of 22

1	Names of Reporting Persons Malemod, L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) SC
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 181,020
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 181,020

11	Aggregate Amount Beneficially Owned by Each Reporting Person 181,020
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.4%
14	Type of Reporting Person PN

CUSIP No. G6891L105	Schedule 13D	Page 5 of 22

1	Names of Reporting Persons Nypsun, L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) SC
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 179,846
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 179,846

11	Aggregate Amount Beneficially Owned by Each Reporting Person 179,846
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.4%
14	Type of Reporting Person PN

CUSIP No. G6891L105	Schedule 13D	Page 6 of 22

1	Names of Reporting Persons Leggonly, L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) SC
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 168,647
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 168,647

11	Aggregate Amount Beneficially Owned by Each Reporting Person 168,647
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.4%
14	Type of Reporting Person PN

CUSIP No. G6891L105	Schedule 13D	Page 7 of 22

1	Names of Reporting Persons Pangaea One Parallel Fund (B), L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) SC
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 168,642
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 168,642

11	Aggregate Amount Beneficially Owned by Each Reporting Person 168,642
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.4%
14	Type of Reporting Person PN

CUSIP No. G6891L105	Schedule 13D	Page 8 of 22

1	Names of Reporting Persons Pangaea One GP, LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) SC
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 874,171
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 874,171

11	Aggregate Amount Beneficially Owned by Each Reporting Person 874,171
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 1.9%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. G6891L105	Schedule 13D	Page 9 of 22

1	Names of Reporting Persons Pangaea One (Cayman), L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) SC
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 357,521
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 357,521

11	Aggregate Amount Beneficially Owned by Each Reporting Person 357,521
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.8%
14	Type of Reporting Person PN

CUSIP No. G6891L105	Schedule 13D	Page 10 of 22

1	Names of Reporting Persons Pangaea One GP (Cayman), L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) SC
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 357,521
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 357,521

11	Aggregate Amount Beneficially Owned by Each Reporting Person 357,521
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.8%
14	Type of Reporting Person PN

CUSIP No. G6891L105	Schedule 13D	Page 11 of 22

1	Names of Reporting Persons Pangaea One GP (Cayman), Co.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) SC
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 357,521
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 357,521

11	Aggregate Amount Beneficially Owned by Each Reporting Person 357,521
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.8%
14	Type of Reporting Person CO

CUSIP No. G6891L105	Schedule 13D	Page 12 of 22

1	Names of Reporting Persons Pangaea One Parallel Fund, L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) SC
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 334,092
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 334,092

11	Aggregate Amount Beneficially Owned by Each Reporting Person 334,092
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.7%
14	Type of Reporting Person PN

CUSIP No. G6891L105	Schedule 13D	Page 13 of 22

1	Names of Reporting Persons Pangaea One GP2 (Cayman), L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) SC
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 334,092
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 334,092

11	Aggregate Amount Beneficially Owned by Each Reporting Person 334,092
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.7%
14	Type of Reporting Person PN

CUSIP No. G6891L105	Schedule 13D	Page 14 of 22

1	Names of Reporting Persons Pangaea One GP2 (Cayman), Co.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) SC
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 334,092
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 334,092

11	Aggregate Amount Beneficially Owned by Each Reporting Person 334,092
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 0.7%
14	Type of Reporting Person CO

CUSIP No. G6891L105	Schedule 13D	Page 15 of 22

1	Names of Reporting Persons Pangaea One Holding, LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) SC
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 1,231,692
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 1,231,692

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,231,692
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 2.7%
14	Type of Reporting Person CO

CUSIP No. G6891L105	Schedule 13D	Page 16 of 22

1	Names of Reporting Persons Cartesian Capital Group Holding, LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) SC
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 1,565,784
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 1,565,784

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,565,784
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 3.4%
14	Type of Reporting Person CO

CUSIP No. G6891L105	Schedule 13D	Page 17 of 22

1	Names of Reporting Persons Peter Yu
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☐
3	SEC Use Only
4	Source of Funds (See Instructions) SC
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
6	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 1,565,784
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 1,565,784

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,565,784
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐
13	Percent of Class Represented by Amount in Row (11) 3.4%
14	Type of Reporting Person IN

CUSIP No. G6891L105	Schedule 13D	Page 18 of 22

EXPLANATORY NOTE

This Amendment No. 8 to Schedule 13D (the “Amendment”) amends and supplements the Schedule 13D originally filed with the United States Securities and Exchange Commission (the “SEC”) on October 14, 2014 (as amended, the “Schedule 13D”), relating to the common shares, par value $0.0001 per share (the “Common Shares”), of Pangaea Logistics Solutions Ltd., a Bermuda company (the “Issuer”). Capitalized terms used herein without definition shall have the meaning set forth in the Schedule 13D.

Item 5. Interest in Securities of the Issuer.

Item 5 of the Schedule 13D is hereby amended and restated in its entirety as follows:

(a) – (b)

The following sets forth, as of the date of this Schedule 13D, the aggregate number of shares and percentage of Common Shares beneficially owned by each of the Reporting Persons, as well as the number of Common Shares as to which each Reporting Person has the sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition of, or shared power to dispose or to direct the disposition of, as of the date hereof, based on 45,613,840 Common Shares outstanding as of August 10, 2021, as described in the Issuer’s quarterly report on Form 10-Q filed with the SEC on August 10, 2021.

Reporting Person	Amount beneficially owned	Percent of class	Sole power to vote or to direct the vote	Shared power to vote or to direct the vote	Sole power to dispose or to direct the disposition	Shared power to dispose or to direct the disposition
Pangaea One Acquisition Holdings XIV, LLC	56,818	0.1%	0	56,818	0	56,818
Pangaea One, L.P.	56,818	0.1%	0	56,818	0	56,818
Imfinno, L.P.	119,198	0.3%	0	119,198	0	119,198
Malemod, L.P.	181,020	0.4%	0	181,020	0	181,020
Nypsun, L.P.	179,846	0.4%	0	179,846	0	179,846
Leggonly, L.P.	168,647	0.4%	0	168,647	0	168,647
Pangaea One Parallel Fund (B), L.P.	168,642	0.4%	0	168,642	0	168,642
Pangaea One GP, LLC	874,171	1.9%	0	874,171	0	874,171
Pangaea One (Cayman), L.P.	357,521	0.8%	0	357,521	0	357,521
Pangaea One GP (Cayman), L.P.	357,521	0.8%	0	357,521	0	357,521
Pangaea One GP (Cayman), Co.	357,521	0.8%	0	357,521	0	357,521
Pangaea One Parallel Fund, L.P.	334,092	0.7%	0	334,092	0	334,092
Pangaea One GP2 (Cayman), L.P.	334,092	0.7%	0	334,092	0	334,092
Pangaea One GP2 (Cayman), Co.	334,092	0.7%	0	334,092	0	334,092
Pangaea One Holding, LLC	1,231,692	2.7%	0	1,231,692	0	1,231,692
Cartesian Capital Group Holding, LLC	1,565,784	3.4%	0	1,565,784	0	1,565,784
Peter Yu	1,565,784	3.4%	0	1,565,784	0	1,565,784

CUSIP No. G6891L105	Schedule 13D	Page 19 of 22

Pangaea Acquisition is the record holder of 56,818 Common Shares. Imfinno is the record holder of 119,198 Common Shares. Malemod is the record holder of 181,020 Common Shares. Nypsun is the record holder of 179,846 Common Shares. Leggonly is the record holder of 168,647 Common Shares. Pangaea Parallel B is the record holder of 168,642 Common Shares. Pangea Cayman is the record holder of 357,521 Common Shares. Pangaea Parallel is the record holder of 334,092 Common Shares.

Mr. Yu is the managing member or director of each of Cartesian, Pangaea One LLC, PGP Co and PGP2 Co. Cartesian controls each of Pangaea One LLC and PGP2 Co. Pangaea One LLC controls PGP Co. and Pangaea LLC. PGP Co is the general partner of PGP LP, which is the general partner of Pangaea Cayman. PGP2 Co is the general partner of PGP2 LP, which is the general partner of Pangaea Parallel. Pangaea LLC is the general partner of each of Imfinno, Malemod, Nypsun, Leggonly, Pangaea Parallel (B) and Pangaea One. Pangaea One, Pangaea Parallel (B), Pangaea Cayman, and Pangaea Parallel each directly own Pangaea Acquisition.

Each of the Reporting Persons, except for Imfinno, Malemod, Nypsun and Leggonly, may be deemed to beneficially own the Common Shares held of record by Pangaea Acquisition. Each of Mr. Yu, Cartesian, Pangaea One LLC and Pangaea LLC may be deemed to beneficially own the Common Shares held of record by each of Imfinno, Malemod, Nypsun, Leggonly and Pangaea Parallel (B). Each of Mr. Yu, Cartesian, Pangaea One LLC, PGP Co and PGP LP may be deemed to beneficially own the Common Shares held of record by Pangaea Cayman. Each of Mr. Yu, Cartesian, PGP2 Co and PGP2 LP may be deemed to beneficially own the Common Shares held of record by Pangaea Parallel.

(c) Since the most recent filing on Schedule 13D, Imfinno, Malemod, Nypsun, Leggonly, Pangaea Parallel B, Pangea Cayman and Pangaea Parallel disposed an aggregate of 1,367,090 Common Shares in a series of open market transactions at prices ranging from $4.70 to $4.935 per share. Details by date, listing the number of Common Shares disposed of and the weighted average price per share are provided below.

Date	Equity Shares Disposed Of	Weighted Average Price per Share
August 16, 2021	16,500	$4.9305
August 18, 2021	33,082	$4.9026
August 20, 2021	20,743	$4.8802
August 23, 2021	77,246	$4.8477
August 24, 2021	1,219,519	$4.7226

(d)	None.

(e)	On August 24, 2021, the Reporting Persons ceased to be the beneficial owners of more than five percent of the Common Shares of the Issuer.

CUSIP No. G6891L105	Schedule 13D	Page 20 of 22

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 26, 2021

Pangaea One Acquisition Holdings XIV, LLC

By:	Pangaea One, L.P., its managing member
By:	Pangaea One GP, LLC, its general partner

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	Director

Pangaea One, L.P.

By:	Pangaea One GP, LLC, its general partner

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	Director

IMFINNO, L.P.

By:	Pangaea One GP, LLC, its general partner

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	Director

MALEMOD, L.P.

By:	Pangaea One GP, LLC, its general partner

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	Director

NYPSUN, L.P.

By:	Pangaea One GP, LLC, its general partner

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	Director

CUSIP No. G6891L105	Schedule 13D	Page 21 of 22

LEGGONLY, L.P.

By:	Pangaea One GP, LLC, its general partner

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	Director

PANGAEA ONE PARALLEL FUND (B), L.P.

By:	Pangaea One GP, LLC, its general partner

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	Director

PANGAEA ONE GP, LLC

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	Director

PANGAEA ONE (CAYMAN), L.P.

By:	Pangaea One GP (Cayman), L.P., its general partner
By:	Pangaea One GP (Cayman), Co., its general partner

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	Director

PANGAEA ONE GP (CAYMAN), L.P.

By:	Pangaea One GP (Cayman), Co., its general partner

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	Director

PANGAEA ONE GP (CAYMAN), CO.

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	Director

CUSIP No. G6891L105	Schedule 13D	Page 22 of 22

PANGAEA ONE PARALLEL FUND, L.P.

By:	Pangaea One GP2 (Cayman), L.P., its general partner
By:	Pangaea One GP2 (Cayman), Co., its general partner

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	Director

PANGAEA ONE GP2 (CAYMAN), L.P.

By:	Pangaea One GP2 (Cayman), Co., its general partner

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	Director

PANGAEA ONE GP2 (CAYMAN), CO.

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	Director

PANGAEA ONE HOLDING, LLC

By:	Cartesian Capital Group Holding, LLC, its general partner

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	Director

CARTESIAN CAPITAL GROUP HOLDING, LLC

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	Director

/s/ Peter Yu
Peter Yu